EXHIBIT 4.7

                          AMENDMENT TO PROMISSORY NOTE

This Amendment is effective the 25th day of April 2006 by and between InComm Holdings, Corp. ("InComm"), a Nevada corporation and Loyola Holdings, Inc. ("Loyola"), a Nevada corporation.

                                    RECITALS

         InComm and Loyola are parties to a certain Promissory Note dated January 12, 2006 (Agreement);

         InComm and Loyola desire to amend the Agreement as it relates to them;

         NOW THEREFORE, in consideration of the premises, agreements, covenants and obligations herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby amend the Agreement.

         I. The introductory paragraph is amended to read as follows:

         FOR VALUE RECEIVED, Tradequest International, Inc., a Nevada corporation ("Maker"), hereby promises to pay to the order of Loyola Holdings, Inc., a Nevada corporation ("Payee"), the principal sum of Seventy Five Thousand Dollars (U.S. $75,000), together with interest thereon from the date hereof accruing at the rate of twenty percent (20%) per annum. Principal and all accrued interest shall be payable in full on demand if converted to common shares of the Maker, or shall be due and payable on or before July 12, 2006, (the "Maturity Date"). This Note is unsecured.

         II. The parties agree that all the provisions of the Agreement will remain valid and enforceable and shall not be affected by this Amendment with the exception of the change made in the introductory paragraph to the premium payment.

         The undersigned parties certify to having read this Amendment to the Agreement and that it correctly states the new terms and conditions set forth above as amendment to the Agreement and hereby approve said Amendment to the Agreement.


         INCOMM (Borrower)                      LOYOLA (Holder)

         /s/ Luis Alvarez                       /s/ Ash Mascarenhas
         ----------------                       -------------------
         Luis Alvarez, Chairman & CEO           Ash Mascarenhas

         Date: April 4, 2006                    Date: April 26, 2006
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